Exhibits 5.02 and 8.01

December 15, 2008

Entergy Gulf States Louisiana, L.L.C.
446 North Boulevard
Baton Rouge, Louisiana 70802

Ladies and Gentlemen:

We have acted as counsel for Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company (the "Company"), in connection with the Company's Registration Statement on Form S-4, as amended by Amendment No. 2 on Form S-4/A (as so amended, the "Registration Statement") in File No. 333-153623 under the Securities Act of 1933, as amended (the "Securities Act"), relating to $375,000,000 in aggregate principal amount of its First Mortgage Bonds, 6.000% Series due May 1, 2018 (registered) (the "Bonds"), and for the qualification under the Trust Indenture Act of 1939, as amended, of the Indenture of Mortgage, dated as of September 1, 1926, as heretofore supplemented and modified (the "Indenture") between the Company and The Bank of New York Mellon, as Trustee, under which the Bonds are to be issued, in connection with an offer by the Company to issue the Bonds in exchange for its unregistered First Mortgage Bonds, 6.000% Series due May 1, 2018 (the "Unregistered Bonds"), which are currently outstanding in the same aggregate principal amount, as described in the Registration Statement.

Subject to the qualifications and assumptions stated in the Registration Statement and the limitations and qualifications set forth hereinafter, we are of the opinion that the Bonds, when issued and delivered in exchange for the Unregistered Bonds, and otherwise as contemplated in, the Registration Statement and the Indenture, will be legally issued and will be binding obligations of the Company.

We have acted as tax counsel to the Company in connection with the exchange offer. Subject to the qualifications and assumptions stated in the Registration Statement and the limitations and qualifications set forth hereinafter, the statements of law and legal conclusions contained in the discussion in the Registration Statement under the caption "Material United States Federal Income Tax Consequences" represent our opinion.

This opinion expressed in the preceding paragraph is based on existing provisions of the U.S. Internal Revenue Code of 1986, as amended, Treasury regulations, judicial decisions and rulings and other pronouncements of the Internal Revenue Services as in effect on the date hereof, all of which are subject to change, potentially with retroactive effect. No assurances can be given that a change in the law upon which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. Our opinion is not binding upon the Internal Revenue Service or any court.

This opinion is limited to the laws of the States of New York and Louisiana and the federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Louisiana, we have relied upon the opinion of Mark G. Otts, Senior Counsel - Corporate and Securities of Entergy Services, Inc. which has been filed as Exhibit 5.01 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibits 5.02 and 8.01 to the Registration Statement and to the references to our firm in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP